July 26, 2019

Maeve O’Meara

Re: Promotion

Dear Maeve,

Thank you for your continued commitment and contributions to Castlight. I am pleased to inform you that you have been promoted to the position of Chief Executive Officer effective July 26, 2019. Upon the effective date, your annual base salary will increase from $386,300 to $450,000, less applicable withholdings. This represents an increase of 16.5%. This increase will appear in your August 15, 2019 paycheck. Your annual target bonus will increase from 60% to 100% of your base salary, which will increase your total target earnings from $618,080 to $900,000 annually.

You will receive a sign-on bonus of $500,000, less applicable withholdings, payable concurrent with your first scheduled payroll following the effective date of your promotion. In the event that you voluntarily leave Castlight Health within twelve (12) months of the effective date of your promotion, you will be responsible for reimbursing the company for your entire signing bonus. By your signature on this offer letter, you agree to pay back any monies received relating to your overall disbursement.

Subject to the approval of the Company’s Compensation and Talent Committee, you will be granted a restricted stock unit (“RSU”) award relating to the number of shares of Class B common stock calculated by dividing $1,000,000 by the closing price of Class B common stock on the date of grant of the restricted stock unit award at the next regularly-scheduled meeting of the Compensation and Talent Committee, which is currently proposed to be August 14, 2019. If approved, this grant will vest in equal quarterly installments over a period of four years starting on November 16, 2019, provided you remain in continuous service on each applicable vesting date. This grant will be governed by the 2014 Equity Incentive Plan and your award agreement, which will be provided when the grant is issued to you.

In addition, subject to the approval of the Company's Compensation and Talent Committee, you will be granted a performance-based restricted stock unit ("PSU") award relating to the number of shares of Company Class B Common Stock calculated by dividing $1,000,000 by the closing price of Class B common stock on the date of grant of the performance restricted stock unit award at the next regularly-scheduled meeting of the Compensation and Talent Committee, which is currently proposed to be August 14, 2019. This grant will be governed by the 2014

Equity Incentive Plan and your award agreement, which will be provided when the grant is issued to you. The number of PSUs actually earned will be based on achievement of performance metrics as outlined in Attachment 1.

Also, with this promotion, you will be eligible for the CEO tier benefits as detailed in the Castlight Health Executive Severance Agreement.

Please sign this letter below and return the signed letter to Vicki Ryan, Chief People Officer (vryan@castlighthealth.com).

Thank you again for your efforts at Castlight. We truly appreciate your dedication to making us one team on a mission making things happen.

Congratulations!

/s/ David Ebersman
David Ebersman
Chairman, Compensation & Talent Committee

Cc: Judy Verhave

Accepted:

/s/ Maeve O'Meara                    July 26, 2019
Maeve O’Meara                    Date

Attachment 1 – PSU Performance Metrics

Metrics to be determined by the Compensation and Talent Committee of the Board of Directors at its next regularly-scheduled meeting.